                                                                   EXHIBIT 10.27

                              CONSULTING AGREEMENT

         This Consulting Agreement is entered into as of August 27, 2003, by and between Craig T. Davenport ("Consultant") and Endocare, Inc., a Delaware corporation ("Company") (collectively, the "Parties").

1.       CONSULTANT'S SERVICES

         a. Consultant agrees to perform the services ("Services") as described in Exhibit A attached to this Agreement, as it may be amended in writing from time to time by the Parties, provided that any amendment is signed by Consultant and a duly authorized representative of Company.

         b. Consultant may, at Consultant's own expense, use his own employees or other subcontractors to perform the Services under this Agreement.

         c. Consultant agrees to devote a minimum of 24 hours per week to performing the Services. Consistent with this requirement, Consultant may represent, perform services for, or be employed by such additional persons or companies as Consultant sees fit, except to the extent doing so causes Consultant to breach Consultant's obligations under this Agreement or creates a conflict of interest.

         d. Consultant will have no power or authority to legally bind the Company.

         e. Consultant will not have any direct authority over any employee of the Company and will not have any employee of the Company reporting to him. Consultant will report directly to the Company's Board of Directors or a designated member thereof.

2.       COMPENSATION

         The Company agrees to pay Consultant fees of $3,000 per 8-hour equivalent work day.

         Consultant will provide the Company with a monthly invoice providing an accounting reconciliation of the actual equivalent days of service provided. The Company will make an advance retainer payment of $36,000 on September 2, 2003 for Services to be performed during the month of September, and will make subsequent retainer payments of $36,000 on the last day of each month as an advance retainer for the following month (i.e., September 30, 2003 for October 2003, October 31, 2003 for November 2003, etc.). The Consultant will provide the Company with an accounting of the actual hours worked within 15 days of the close of each month he provides Services. Fees in excess of any retainer will be paid by the Company within 15 days of the submission of the detailed accounting and accompanying invoice submitted by Consultant. A final accounting will be completed within 15 days of termination of this Agreement. Fees for the period from the Effective Date (as defined below) through August 31, 2003, will be paid within 15 days of the submission of a detailed invoice by Consultant.

3.       CHANGE IN CONTROL

Should the Company enter into a definitive agreement contemplating an Extraordinary Event (as defined in Sections 14(a)(ii), (iii) and (iv) of the Company's 1995 Stock Plan as amended (the "Stock Plan")) prior to February 29, 2004 (regardless of whether this Agreement had been earlier terminated by the Company pursuant to Paragraph 5b.) or should Consultant terminate this Agreement for "good reason" (as defined in any of the three cases below) prior to February 29, 2004 (each a "Triggering Event"), then, the Company shall pay Consultant additional compensation according to the following schedule:

Occurrence of Triggering Event:

On or before September 15, 2003            $  216,000.00
September 16 through September 30, 2003       198,000.00
October 1 through 15, 2003                    180,000.00
October 16 through 31, 2003                   162,000.00
November 1 through 15, 2003                   144,000.00
November 16 through 30, 2003                  126,000.00
December 1 through 15, 2003                   108,000.00
December 16 through 31, 2003                   90,000.00
January 1 through 15, 2004                     72,000.00
January 16 through 31, 2004                    54,000.00
February 1 through February 15, 2004           36,000.00

Any amounts payable to Consultant under the schedule above will be subject to reduction on a dollar-for-dollar basis by amounts actually paid or due and payable to Consultant pursuant to Section 2 above with respect to actual hours or days worked by Consultant through the date of the Triggering Event. Payment of amounts due as a result of the Company's execution of the definitive agreement regarding contemplating an Extraordinary Event will be due and payable in a lump sum concurrently with and conditioned upon the closing of the transaction resulted in the Extraordinary Event. Payments of amounts due under the schedule above after termination of this Agreement by Consultant for "good reason" (as defined below) shall be due in accordance with the retainer schedule outlined in Section 2 above. The foregoing payment obligation shall not be applicable should (a) the Parties terminate this Agreement through mutual written agreement or (b) the Parties shall have entered into an additional agreement prior to that time addressing such an Extraordinary Event. For purposes of this Section 3, "good reason" shall mean Consultant terminates his relationship with the Company due to (i) any criminal conduct, malfeasance or dishonesty on the part of the Company or any of its officers or directors that is likely to be materially injurious to Consultant's reputation (excluding circumstances which are expressly known by Consultant as of the Effective Date),
(ii) majority of the Company's executive officers (as defined in Section 16 of the Exchange Act of 1934 as amended) shall resign in a 30-day period with the result that the Company can no longer be managed in an orderly manner, or (iii) members of the Board of Directors tender their resignations in sufficient number such that a quorum no longer exists under the Company's Bylaws with a result that the Company's business can no longer be conducted appropriately. For purposes of the foregoing, the term "good reason" shall not include Consultant terminating his relationship with the

Company voluntarily for personal reasons or due to adverse circumstances occurring at the Company that are reasonably foreseeable or a consequence of the Company's operations generally.

4.       EXPENSES

         All reasonable, documented expenses incurred as necessary to perform the Services will be reimbursed to Consultant within 15 days of receipts and documentation in accordance with the Company's reimbursement policies. Such expenses to include travel, entertainment, hotel accommodations, meals, car rental, gas, etc., any specific expense item in excess of $3,000 will require the prior approval of the Board. Consultant shall have a period of 30 days following termination of this Agreement to submit any final expense requests to the Company and the Company shall pay reimburse Consultant for such expenses within 15 days thereafter.

5.       TERM OF AGREEMENT

         a. This Agreement will become effective on August 27, 2003 or such later date as the Parties shall mutually agree (the "Effective Date").

         b. Either party may terminate this Agreement at any time by giving five (5) days' written notice to the other party in accordance with the notice provisions set forth below.

         c. Upon termination of this Agreement for any reason, including any of the provisions set forth in Section 6b below, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, Company shall owe Consultant no further amounts or obligations.

6.       DEFAULT

         a. If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of the written notification by the breaching party, or five (5) days after mailing of the notice to the address set forth in the notice provisions below, whichever occurs first. For purposes of this Section 6, material breach of this Agreement shall include but not be limited to the following:

                  i. The Company's failure to pay for Consultant's Services and/or to reimburse Consultant for expenses as agreed within 15 days after receipt of Consultant's written demand for payment in accordance with Sections 2 or 4 above.

                  ii. Failure of Consultant to provide the Services in a professional manner.

         b. This Agreement shall terminate automatically on the occurrence of any of the following events:

                  i. (a) Appointment of a receiver, liquidator, or trustee for either Party by decree of competent authority in connection with any adjudication or determination by such authority that either Party is bankrupt or insolvent; (b) the filing by either Party of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (c) any formal action of the Board to terminate Company's existence or otherwise to wind up Company's affairs;

                  ii. Execution of a definitive agreement contemplating an Extraordinary Event (as defined in the Stock Plan);or

                  iii.     Death or disability of Consultant.

7.       NOTICES

         Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or facsimile, one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or five (5) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Consultant at the corresponding address below. Consultant shall be obligated to notify Company in writing of any change in Consultant's address. Notice of change of address shall be effective only when done in accordance with this Paragraph.

Company's Notice Address and Facsimile:

                  Attn:  President
                  201 Technology Drive
                  Irvine, CA  92618
                  Facsimile:  (949) 450-5302

Consultant's Notice Address and Facsimile:

                  D. W. Group
                  63895 Johnson Road
                  Bend, Oregon 97701
                  Facsimile:(541) 388-0924

8.       RELATIONSHIP OF THE PARTIES

         a. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. In no circumstance shall Consultant look to Company as Consultant's employer, partner, agent, or principal. Neither Consultant nor any employee of Consultant (which for purposes of this Paragraph shall be included in the term "Consultant") shall be entitled to any benefits accorded to Company's employees except as set forth in this Agreement, including workers' compensation, disability insurance, retirement plans, or vacation or sick pay. Consultant's exclusion from benefit programs maintained by Company is a material component of the terms of compensation negotiated by the Parties, and is not premised on Consultant's status as a non-employee with respect to Company. To the extent that Consultant may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Consultant hereby waives Consultant's right to participate in the programs. Consultant's waiver is not conditioned on any representation or assumption concerning Consultant's status under the common law test. Consultant also agrees that, consistent with

Consultant's independent Consultant status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits.

         b. Consultant shall be responsible for providing, at Consultant's expense and in Consultant's name, disability, workers' compensation, or other insurance as well as licenses and permits usual or necessary for performing the Services. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant's compensation, including estimated taxes and payroll taxes, and shall provide Company with proof of payment on demand. Consultant indemnifies Company for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Company arising from Consultant's breach of the provisions of this Paragraph 8.

         c. Consultant and Company shall provide to each other upon request any information reasonably necessary to determine their obligations under this Agreement, to fulfill the purposes of the Services, or to maintain accurate records.

9.       PLACE OF WORK

         Consultant is generally free to perform Consultant's Services at a location of Consultant's choosing. Consultant understands that the Services must coordinate with the Company's established protocols and security requirements and may from time to time need to be performed at Company's premises. Consultant may also be required to present periodic updates to the Company's Board of Directors.

10.      CONSULTANT'S REPRESENTATIONS

         Consultant represents that Consultant has the qualifications and ability to perform the Services in a workmanlike and professional manner, without the advice, control, or supervision of the Company. Consultant shall have sole discretion and control of Consultant's services and the manner in which they are to be performed.

11.      OWNERSHIP OF INTELLECTUAL PROPERTY

         a. Consultant agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, and all other information and items, if any, made during the course of this Agreement and arising from the Services ("New Developments") shall be and are assigned to Company as its sole and exclusive property. On Company's request, Consultant agrees to assist Company, at Company's expense, to obtain patents or copyrights for such New Developments, including the disclosure of all pertinent information and data, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that Company shall deem necessary to apply for and to assign or convey to Company, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such New Developments.

         b. Consultant agrees to obtain or has obtained written assurances from Consultant's employees and subcontractors of their agreement to these terms regarding Proprietary Information and New Developments.

         c. Consultant further agrees not to disclose to the Company, or bring onto the Company's premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or Consultant. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any confidentiality or services agreement with anyone other than the Company.

         d. The representations and warranties contained herein and Consultant's obligations under Sections 11 and 12 of this Agreement shall survive termination of the Agreement.

12.      PROPRIETARY INFORMATION

         a. "Proprietary Information" means all information pertaining in any manner to the business of Company, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Consultant's general knowledge prior to Consultant's relationship with Company; or (iii) the information is disclosed to Consultant without restriction by a third party who rightfully possesses the information and did not learn of it from the Company. This definition includes, but is not limited to: (A) techniques, development tools, processes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, and bids; (C) plans for business, marketing, future development and new product concepts; and (D) information on the Company's employees, agents, or divisions. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by Consultant are Proprietary Information and are the property of the Company.

         b. Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services. On termination of Consultant's services to the Company, or at the request of the Company before termination, Consultant shall deliver to the Company all material in Consultant's possession, custody or control relating to the Company's business, including Proprietary Information. The obligations on Proprietary Information extend to information belonging to customers and suppliers of the Company about whom Consultant may have gained knowledge as a result of performing the Services.

         c. Consultant shall not, during the term of this Agreement and for a period of one (1) year immediately after the termination of this Agreement, or any extension of it, for any reason, either directly or indirectly
(a) call on, solicit, or take away any of the Company's customers (including but not limited to Customers as described in Exhibit A) or potential customers about whom Consultant became aware as a result of Consultant's Services to the Company, either for Consultant or for any other person or entity; or (b) solicit or take away or attempt to solicit or take away any of the Company's employees or Consultants either for Consultant or for any other person or entity.

         d. Nothing in this Paragraph 12 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

13.      INDEMNIFICATION

         The Company will indemnify Consultant to the maximum extent provided for in its Certificate of Incorporation and Bylaws and to the extent permitted by applicable law for any and all costs and expenses incurred in any actions, suits or controversies that arise related to Consultant's provision of Services hereunder. The Company and Consultant will promptly execute the Company's standard form of Indemnification Agreement.

14.      ARBITRATION

         a. All disputes between Consultant, including any employees of Consultant, and the Company relating in any way to this Agreement or the Services to be performed under this Agreement (including, but not limited to, claims for breach of contract, tort, discrimination, harassment, and any violation of federal or state law) ("Arbitrable Claims") shall be resolved by arbitration before a neutral arbitrator.

         b. The arbitrator shall be selected and the arbitration hearing conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and shall take place in Irvine, California, unless otherwise agreed by the Parties. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all claims covered by this arbitration provision. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.

         c. The Federal Arbitration Act shall govern the interpretation and enforcement of this agreement on Arbitration, except if any court finds that the Federal Arbitration Act does not apply, the California Arbitration Act shall govern the interpretation and enforcement of this agreement. If any court or arbitrator finds that any term makes this Arbitration agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this Arbitration agreement enforceable to the fullest extent permitted by law.

         THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

15.      MISCELLANEOUS PROVISIONS

         a. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Consultant agrees that Consultant will not assign, delegate, or otherwise transfer his obligations for performing the Services without the written consent of the Company. Nothing in this Agreement shall prevent the consolidation of either party with, or their merger into, any other corporation, or the sale by either party of all or substantially all of its properties or assets, or the assignment by either party of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         b. ENTIRE AGREEMENT. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, except as expressly set forth in this Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

         c. AMENDMENTS; WAIVERS. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by Consultant and a duly authorized representative of Company.

         d. SEVERABILITY; ENFORCEMENT. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law.

         e. GOVERNING LAW. Except as otherwise provided, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

         f. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

16.      ACKNOWLEDGEMENT

         The Parties acknowledge that: (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (ii) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

         The Parties have duly executed this Agreement as of the date first written above.

ENDOCARE, INC.                             CONSULTANT

By: /s/ Robert F. Byrnes                   /s/ Craig T. Davenport
    -----------------------                ------------------------
Name:Robert F. Byrnes                      CRAIG T. DAVENPORT
Title:  Director

                                    EXHIBIT A

I.       SERVICES TO BE PERFORMED BY CONSULTANT ("SERVICES")

         Consultant will provide Services on a wide range of subjects as directed by the Company's Board of Directors, to initially include the following:

     -   Review and revise marketing plans, strategies and tactics.

     - Review and make recommendations regarding customer service and support strategies.

     - Review and make recommendations regarding product pricing and positioning.

     - Review and make recommendations regarding sales plans, strategies, programs and tactics.

     - Recommend potential modifications to the Company's management team and ideas for further organization development.

     - Assist and develop a "contingency model" that addresses various scenarios.

     - Establish and develop a public relations campaign, the objective of which will be to reestablish a positive image and reputation for the Company.

     -   Interview new candidates for positions the Company currently has open.

     - Recruit qualified director candidates to be presented to the Nominating Committee of the Board of Directors.

     - Perform operational analysis, interact with Company personnel and perform tasks as directed by the Company's Board of Directors.

         Consultant agrees to deliver his recommendations in writing to the Company's Board of Directors to the extent requested.

         In no event shall Consultant have any material involvement where the oversight of, preparation or auditing of the Company's financial statements or the Company's disclosure controls and procedures is involved. Consultant shall not provide any input on the Company's periodic reports with the Securities and Exchange Commission. Consultant shall in no event have any authority, obligation or right to assess the Company's internal accounting controls.

                                   Exhibit A